Exhibit 99.1


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Contact:   Rubenstein Associates
           Robert Solomon: (212) 843-8050



 Capital Trust, Inc. Announces Closing of Second Collateralized Debt Obligation
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        NEW YORK, NY - March 15, 2005 - Capital Trust, Inc. (NYSE: CT) announced today the closing of a $337.8 million collateralized debt obligation financing ("CDO").

        "We are pleased to announce the closing of our second CDO financing," said John Klopp, CEO of Capital Trust. "The combination of this CDO with the CDO we closed last summer gives the Company a unique advantage in a highly competitive business. We expect to continue to use this technology to finance and grow our business going forward."

        The Company issued $337.8 million of securities comprised of $334.4 million of floating rate notes and $3.4 million of preferred shares. Capital Trust retained all of the below investment grade securities and all of the equity in the CDO issuer. The investment grade rated securities, totaling $289.9 million, were sold to third-party investors. Capital Trust's wholly owned asset management subsidiary, CT Investment Management Co., LLC, is the collateral manager for the CDO.

        Collateral for the CDO consists of $337.8 million of B-Notes, mezzanine loans and commercial mortgage backed securities from Capital Trust's balance sheet that have an implied average rating of BB. The CDO is an efficient form of financing for the collateral, representing investment grade subordination of 11.5% and a weighted average cost of investment grade debt of LIBOR plus 0.49% on a cash basis. The structure is non-mark-to-market, non-recourse and provides for a five-year reinvestment period that allows the principal proceeds from repayments of the collateral assets to be reinvested in qualifying replacement assets.

        Capital Trust will account for the transaction as a financing and record on its balance sheet all of the collateral as assets and the investment grade rated securities issued to third party investors as direct liabilities.

        Bank of America and Morgan Stanley acted as co-lead managers and joint bookrunners for the CDO transaction. Bear Stearns & Co. Inc., Goldman Sachs & Co. and GMAC Commercial Holding Capital Markets Corp. served as co-managers. The CDO is rated by Fitch Ratings and Standard & Poor's.



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        The  forward-looking  statements  contained  in this  news  release  are subject to certain risks and uncertainties including, but not limited to, new origination volume, the continued credit performance of the Company's loan and CMBS investments, the asset/liability mix, the effectiveness of the Company's hedging strategy and the rate of repayment of the Company's portfolio assets, as well as other risks indicated from time to time in the Company's Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

        Capital Trust, Inc. is a finance and investment management company focused on the commercial real estate industry and headquartered in New York. To date, Capital Trust, for its own account or for funds under management, has originated $4.7 billion of commercial real estate mezzanine investments.